EXHIBIT 99.1
Contacts

EpiCept Corporation:	Investors:
777 Old Saw Mill River Road	Lippert/Heilshorn & Associates
Tarrytown, NY 10591	Kim Sutton Golodetz
Robert W. Cook	(212) 838-3777
(914) 606-3500	kgolodetz@lhai.com
investor@epicept.com
or

Media:	Bruce Voss
Feinstein Kean Healthcare	(310) 691-7100
Greg Kelley	bvoss@lhai.com_
(617) 577-8110
gregory.kelley@fkhealth.com
EpiCept Announces Pricing of Public Offering
TARRYTOWN, N.Y. (June 19, 2009) — EpiCept Corporation (Nasdaq and OMX Nordic Exchange: EPCT) announced today that it entered into definitive agreements for the purchase of approximately 12.0 million shares of its common stock at $.80 per share and two-and-one-half-year warrants to purchase up to approximately 4.2 million shares of common stock at an exercise price of $.90 per share exercisable beginning December 19, 2009. The offering is expected to close on or about June 23, 2009, subject to the satisfaction of customary closing conditions. EpiCept will receive approximately $8.9 million in net proceeds from the offering.
Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM) acted as the exclusive placement agent for the offering.
Net proceeds from the offering will be used to meet working capital needs and for general corporate purposes. EpiCept intends to apply a portion of the net proceeds to fund certain expenses necessary for the previously announced Named Patient Program for Ceplene, the filing of applications for marketing approval of Ceplene in the United States and Canada and to prepare for the commercial launch of Ceplene in the European Union. The proceeds of this offering together with existing cash are expected to be sufficient to fund operations into the second quarter of 2010.
The proposed public offering is being made pursuant to an effective registration statement, and may be made only by means of a prospectus and prospectus supplement. A copy of the prospectus supplement relating to the common stock and warrants can be obtained from Rodman & Renshaw LLC, 1270 Avenue of the Americas, New York, NY 10020, or by calling 212-356-0549.

An electronic copy of the prospectus supplement will also be available on the website of the Securities and Exchange Commission (the “SEC”) at http://www.sec.gov.
This press release is neither an offer to sell, nor a solicitation of an offer to buy, nor shall there be any sale of, these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
About EpiCept Corporation
EpiCept is focused on the development and commercialization of pharmaceutical products for the treatment of cancer and pain. The Company’s lead product is Ceplene®, which has been granted full marketing authorization by the European Commission for the remission maintenance and prevention of relapse in adult patients with Acute Myeloid Leukemia in first remission. The Company has two oncology drug candidates currently in clinical development that were discovered using in-house technology and have been shown to act as vascular disruption agents in a variety of solid tumors. The Company’s pain portfolio includes EpiCeptTM NP-1, a prescription topical analgesic cream in late-stage clinical development designed to provide effective long-term relief of pain associated with peripheral neuropathies.
Forward-Looking Statements
This news release and any oral statements made with respect to the information contained in this news release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements which express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risk that the proposed offering will not be completed, the risk that we will not have sufficient authorized shares of stock to raise equity capital, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, the risks associated with our ability to continue to meet our obligations under our existing debt agreements, the risk that our securities may be delisted by The Nasdaq Capital Market or the OMX Nordic Exchange and that any appeal of the delisting determination may not be successful, the risk that Ceplene® will not be launched in Europe in the second half of 2009 or achieve significant commercial success, the risk that we are unable to find a suitable marketing partner for Ceplene® on attractive terms, a timely basis or at all, the risk that any required post-approval clinical study for Ceplene® will not be successful, the risk that we will not be able to maintain our final regulatory approval or marketing authorization for Ceplene®, the risk that Ceplene® will not receive regulatory approval or marketing authorization in the United States or Canada, the risk that Myriad’s development of Azixa™ will not be successful, the risk that Azixa™ will not receive regulatory approval or achieve significant commercial success, the risk that we will not receive any significant payments under our agreement with Myriad, the risk that the development of our other apoptosis product candidates will not be successful, the risk that we will not be able to find a buyer for our ASAP technology, the risk that clinical trials for EpiCeptTM NP-1 or crinobulin will not be successful, the risk that EpiCeptTM NP-1 or crinobulin will not receive regulatory approval or achieve significant commercial success, the risk that we will not be able to find a partner to help conduct the Phase III trials for EpiCeptTM NP-1 on attractive terms, a timely basis or at all, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later stage clinical trials, the risk that we will not obtain approval to market any of our product candidates, the risks associated with dependence upon key personnel, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.
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EPCT-GEN

*	Azixa is a registered trademark of Myriad Genetics, Inc.

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